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                                                                    EXHIBIT 99.1

                               ANDERSON RESIGNS,
                  2001 REVENUES REMAIN ON TRACK TO EXCEED 2000

Bensenville, ILL., September 28, 2001 - M-Wave, Inc. (NASDAQ: MWAV), a value-added service provider of high performance circuit boards used in a variety of digital and high frequency applications, announced that Mark Anderson, Vice President of Virtual Manufacturing, has resigned from the company to pursue personal interests. Andersons' duties of heading up Virtual manufacturing will be assumed by Joseph Turek, Chairman and Chief Executive Officer of the company.

Turek said, "We thank Mark for his contributions over the past year and wish him success."

Turek added, "I will continue to work hard with our director of sales to continue to build the business through Virtual Manufacturing. Our mission is to increase revenues to $100 million in the next two to three years. We are still on track to exceed last year's revenues.''

About M-Wave:

Established in 1988 and headquartered in the Chicago suburb of Bensenville, Ill., M~Wave is a value-added service provider of high performance circuit boards. The Company's products are used in a variety of telecommunications applications for wireless and Internet communications. M-Wave services customers like Lucent Technologies and Motorola, Inc. with its patented bonding technology, Flexlink IITM. The Company trades on the Nasdaq National Market under the symbol "MWAV''. Visit the Company on its web site at www.mwave.com.

This news release contains predictions, estimates and other forward- looking statements that involve a number of risks and uncertainties. While this outlook represents our current judgement on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Factors that could cause actual results to differ include the following: dependence on suppliers and subcontractors for circuit board components; economic conditions; successful award of contracts under bid; a highly competitive environment; design and production delays; cancellation or reductions of contract orders; effective utilization of existing and new manufacturing resources; pricing pressures by key customers; and other factors detailed in the Company's Securities and Exchange Commission filings.